UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2007

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 16, 2007, Wells Real Estate Investment Trust, Inc. ("Wells REIT I") acquired entities affiliated with Wells Real Estate Funds (the "Internalization Transaction"). Some of the personnel who became employees of Wells REIT I in the Internalization Transaction had primary responsibility for the management of six properties owned by Wells Real Estate Investment Trust II, Inc. (the "Registrant"). To ensure continuity of property management services, on April 16, 2007, the Registrant entered into a property management agreement with a subsidiary of Wells REIT I to provide property management services to the Registrant for the six properties. Wells Management and unaffiliated third parties, however, will continue to provide leasing services for the six properties. The terms of the agreement with Wells REIT I for property management services are substantially similar to the terms under which the Registrant engaged Wells Management for property management services.

Also on April 16, 2007 the Registrant amended its existing Master Property Management, Leasing, and Construction Management Agreement with Wells Management so that Wells Management no longer provides property management services for the six properties effective upon consummation of the Internalization Transaction.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Internalization Transaction, Donald S. Moss and W. Wayne Woody, two of the independent directors of the Registrant, resigned from the board of directors of the Registrant effective April 16, 2007. As disclosed in the Registrant's Form 8-K filed on February 6, 2007, Messrs. Moss and Woody also serve on the board of Wells REIT I and had previously notified the Registrant of their intent to resign effective and conditioned upon the closing of the Internalization Transaction. Messrs. Moss and Woody have resigned to avoid conflicts of interest that could arise as a result of serving on the boards of Wells REIT I and the Registrant following the Internalization Transaction.

To fill one of the vacancies on the board of directors created by the departures of Messrs. Moss and Woody, on April 18, 2007, the Registrant's board of directors elected E. Nelson Mills to serve as an independent director of the Registrant. Mr. Mills is considered a financial expert and will serve as the chairman of the audit committee of the board of directors.

Since December 2004, Mr. Mills has served as the chief operations officer and chief financial officer of Williams Realty Advisors, LLC where he is responsible for investment and financial strategy and is in charge of the design, formation and operation of a series of real estate investment funds. From April 2004 to December 2004, Mr. Mills was a financial consultant to Timbervest, LLC, an investment manager specializing in timberland investments. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments (US), Inc., an investment manager specializing in the acquisition and management of commercial real estate, and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax planning and administration and the supervision of various merger and acquisition activities. Prior to joining Lend Lease, Mr. Mills was a tax partner with KPMG LLP from January 1987 to August 1998. Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Masters of Business Administration degree from the University of Georgia. Mr. Mills is also a Certified Public Accountant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: April 20, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President